UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6I(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12-6I(2))

22nd Century Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

321 Farmington Road, Mocksville, North Carolina 27028

Notice of Special Meeting of Stockholders and Proxy Statement

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that a Special Meeting of stockholders of 22nd Century Group, Inc. (the “Company”) will be held at 321 North Clark Street, Suite 3000, Chicago, Illinois 60654 on Wednesday, August 5, 2026, beginning at 10:00 A.M., Eastern Time.

The meeting will be held for the following purposes:

1..	To approve an amendment to our Articles of Incorporation, as amended, to effect a reverse stock split of our outstanding common stock at a ratio between 1-for-2 and 1-for-200, to be determined at the discretion of our Board of Directors (the “Reverse Split”), for the purpose of complying with the Nasdaq Listing Rules, subject to the Board’s discretion to abandon such amendment (Proposal 1).

2.	To approve the issuance of 3,019,586 inducement warrants issued in June 2026 (the “Inducement Warrants”) and the shares issuable upon exercise of the Inducement Warrants in accordance with Nasdaq Listing Rules (Proposal 2).

3.	To approve a potential future offering of up to $20 million of a new class of convertible preferred stock and accompanying warrants in accordance with Nasdaq Listing Rules (Proposal 3).

4.	To approve a potential future offering of up to $10 million of common stock and accompanying warrants in accordance with Nasdaq Listing Rules (Proposal 4).

5.	To approve the adjournment of the meeting, if necessary or advisable, to solicit additional proxies in favor of Proposals 1, 2, 3 or 4 (Proposal 5).

The stockholders of record at the close of business on June 15, 2026 will be entitled to vote at the Special Meeting.

By Order of the Board of Directors,

Lawrence D. Firestone

Chairman and Chief Executive Officer

Dated: June 23, 2026

PROXY STATEMENT | ii

MEETING INFORMATION:

DATE:	Wednesday, August 5, 2026

TIME:	10:00 A.M., Eastern Time

PLACE:	The meeting will be held at 321 North Clark Street, Suite 3000, Chicago, Illinois 60654.

HOW TO VOTE:

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on June 15, 2026.

BY INTERNET www.proxyvote.com

BY PHONE Call 1.800.690.6903

BY MAIL Complete, sign and return by free post

IN PERSON Attend the Special Meeting

PROXY STATEMENT | iii

PROXY STATEMENT | 3

Frequently Asked Questions Regarding Special Meeting Procedures

Q: Why did I receive these materials?

The Board of Directors of 22nd Century Group, Inc. is soliciting proxies for the Special Meeting of Stockholders (Special Meeting) to be held on August 5, 2026 in person. You are receiving a proxy statement because you owned shares of our common stock on June 15, 2026, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy materials include this proxy statement for the Special Meeting and a proxy card or voting instruction form for the Special Meeting.

Q: What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Special Meeting, the approval of the Reverse Split (Proposal 1), the Inducement Warrants (Proposal 2), the potential new offerings (Proposal 3 and 4) and the adjournment of the meeting, if necessary or advisable, to solicit additional proxies in favor of Proposals 1, 2, 3 or 4 (Proposal 5).

Q: Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, June 15, 2026, will receive notice of, and be eligible to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting. At the close of business on the record date, we had outstanding and entitled to vote a total of 345,124 shares of common stock (excluding 171, 204 shares of common stock held in abeyance).

Q: How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Q: Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company, as determined by the Chairman of the Board or the executive officers of the Company, may attend and be admitted to the Special Meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification may be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of common stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

PROXY STATEMENT | 4

Q: What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one-third (33.33%) of the voting power of common stock issued and outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

Q: How do I vote if I am a stockholder of record?

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. We urge you to vote by proxy even if you plan to attend the Special Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting, you may vote at the meeting and your proxy will not be counted. Our Board of Directors has designated Lawrence D. Firestone, our Chairman and CEO and Jonathan Staffeldt, General Counsel, and each or any of them or their designees, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Internet. If you are a stockholder of record, you may vote by proxy by telephone or internet. Proxies submitted by telephone or through the internet must be received by 11:59 p.m. EDT on August 4, 2026. Please see the proxy card for instructions on how to vote by telephone or internet.

Voting by Proxy Card. Each stockholder receiving proxy materials by mail may vote by proxy using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

Q: How do I vote if I hold my shares in “street name”?

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Special Meeting of Stockholders to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, trust, bank or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your broker, trust, bank or other nominee for specific instructions on methods of voting, including by telephone or using the internet.

Q: Can I change my vote?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by: (i) signing and submitting a new proxy card with a later date; (ii) by voting by telephone, or by using the Internet—either of which must be completed by 11:59 p.m. Eastern Time on August 4, 2026 (when your latest telephone or Internet proxy is counted); or (iii) by attending the meeting and voting by ballot. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q: How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

PROXY STATEMENT | 5

Q: Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

Q: What vote is required to approve each item?

The approval of each proposals requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition of the proposal.

Q: How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention is not considered a vote cast, and, therefore, are not counted and will not impact the outcome of the vote on any proposal.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for its Special Meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee that has not received voting instructions from you may not vote on any proposal other than Proposal 1 (the Reverse Split). These “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval of any of the proposals. Your broker, bank or other nominee is permitted to vote your shares on the approval of Proposal 1 (the Reverse Split) without receiving voting instructions from you.

Q: What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

The SEC’s rules permit us to deliver a single set of Special Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date.

We agree to deliver promptly, upon written or oral request, a separate copy of the notice or Special Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact the Company at (336) 940-3769 or through www.xxiicentury.com/contact.

Q: Where can I find the voting results of the Special Meeting?

The Company will announce the preliminary voting results at the Special Meeting and release the final results in a Form 8-K within four business days following the Special Meeting.

PROXY STATEMENT | 6

PROPOSAL ONE:

Approval of the AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT

Overview

We are seeking stockholder approval to grant our board of directors discretionary authority to amend our Articles of Incorporation to effect a reverse split of all our outstanding shares of common stock, at a ratio between 1-for-2 and 1-for-200, to be determined at the discretion of our board of directors (the “Reverse Split”), for the purpose of complying with the Nasdaq Listing Rules, subject to the board’s discretion to abandon such amendment. If this Proposal 1 is approved, the board may decide not to effect the Reverse Split if it determines that it is not in the best interests of the Company to do so. The board does not currently intend to seek re-approval of the Reverse Split for any delay in implementing the Reverse Split unless twenty four months has passed from the date of this Special Meeting (the “Authorized Period”). If the Board determines to implement the Reverse Split, it will become effective upon filing a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada or at such later date specified therein.

The text of the proposed Certificate of Amendment to our Articles of Incorporation to effect the Reverse Split is included as Appendix A to this Proxy Statement.

We are seeking stockholder approval of the Reverse Split because we do not intend to correspondingly decrease the number of our authorized shares of common stock. However, under Nevada law, the board would be permitted to effect a reverse stock split without stockholder approval if the number of authorized shares of common stock and the number of outstanding shares of common stock were correspondingly decreased.

Purpose of the Reverse Split

The primary purpose of the Reverse Split, if implemented, would be to potentially increase the market price of our common stock so that we can satisfy the minimum bid price rule in connection with Nasdaq continued listing requirements set forth in Nasdaq Listing Rule 5550(a)(2).

The Company effected a 1-for-15 reverse stock split of the Company’s issued and outstanding shares of common stock on July 5, 2023, effected a 1-for-16 reverse stock split on April 2, 2024, effected a 1-for-135 reverse stock split on December 17, 2024, effected a 1-for-23 reverse stock split on June 20, 2025, effected a 1-for-15 reverse stock split on January 26, 2026, and effected a 1-for-20 reverse stock split on June 12, 2026. The Company effected these reverse stock splits for the purpose of complying (or for anticipated compliance) with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Rule”). The Reverse Split is being proposed in order to possibly increase the market price of our common stock to satisfy the $1.00 minimum closing bid price required to try to avoid the delisting of our common stock from the Nasdaq, if necessary. In addition, a higher stock price, if the price does increase, may, among other things, increase the attractiveness of our common stock to the investment community.

As of June 19, 2026, the last reported closing price of our common stock was $4.645. A delisting of our common stock may materially and adversely affect a holder’s ability to dispose of, or to obtain accurate quotations as to the market value, of, our common stock. In addition, any delisting may cause our common stock to be subject to “penny stock” regulations promulgated by the SEC. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of common stock. If our common stock becomes subject to these regulations, the market price of our common stock and the liquidity thereof could be materially and adversely affected. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain above the minimum bid price requirement of Nasdaq, or that this theoretical increase would indeed occur. Accordingly, we believe that approval of the amendment to our Articles of Incorporation to effect the Reverse Split in the Board’s discretion is in the Company’s and our stockholders’ best interests.

PROXY STATEMENT | 7

We also believe that the Reverse Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the Company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. We believe that the reduction in the number of issued and outstanding shares of common stock caused by the Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for the common stock than that which currently exists.

Reducing the number of outstanding shares of our common stock through the Reverse Split is intended, absent other factors, to theoretically increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before such Reverse Split. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

We cannot be sure that our share price will comply with the requirements for continued listing of our common stock on Nasdaq in the future or that we will comply with the other continued listing requirements. If our common stock loses its status on Nasdaq, we believe that our common stock would likely be eligible to be quoted on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered to be less efficient than, and not as broad as, Nasdaq. Selling our common stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event that our common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage them from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

A delisting from Nasdaq and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing. There are risks associated with the Reverse Split, including that the Reverse Split may not result in a sustained increase in the per share price of our common stock.

We cannot predict whether the Reverse Split will increase the market price for our common stock on a sustained basis, if at all. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Split, if it increases at all;

●	the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

PROXY STATEMENT | 8

Board Discretion to Implement the Reverse Split

If this proposal is approved by the Company’s stockholders, the Board will have the authority, in its sole determination without any further action necessary by the stockholders, to effect the Reverse Split during the Authorized Period at a ratio set forth in the above range, as determined by the board. The board may, in its sole determination, choose to not effect the Reverse Split. The board believes that granting this discretionary authority provides the Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our common stock, and therefore better enables it to act in the best interests of the Company. In exercising its discretion, the board may consider the following factors:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Split on the trading market for our common stock; and

●	the prevailing general market and economic conditions.

At the close of business on June 19, 2026, the Company had 516,328 shares of common stock issued and outstanding (including 171,204 shares of common stock held in abeyance). Following the effectiveness of the Reverse Split, if implemented, at a 1-for-2 ratio, the Company would have approximately 258,164 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of common stock after June 19, 2026) following the Reverse Split and at a 1-for-200 ratio, the Company would have approximately 2,582 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of common stock after December 31, 2025) following the Reverse Split. The actual number of shares of common stock outstanding after giving effect to the Reverse Split will depend on the ratio that is ultimately selected by the board, and the number of shares of common stock outstanding at the time the Reverse Split is effected. The Company does not expect the Reverse Split to have any economic effect on stockholders, Series B convertible preferred holders, warrant holders or holders of options, except to the extent the Reverse Split results in fractional shares as discussed below.

Procedure for Effecting the Reverse Split

Subject to the stockholder approval, if the board decides to implement the Reverse Split, the board will effect the split at a ratio between 1-for-2 and 1-for-200, to be determined at the discretion of the board. We will file a Certificate of Amendment to our Articles of Incorporation, substantially in the form attached to this Proxy Statement as Appendix A, with the Secretary of State of the State of Nevada to effect the Reverse Split. The Reverse Split would become effective at such time as the Certificate of Amendment is filed with the Secretary of State of the State of Nevada or at such later time as is specified therein. No further action on the part of the Company’s stockholders would be required and all shares of our common stock that were issued and outstanding immediately prior thereto would automatically be converted into new shares of our common stock based on the Reverse Split exchange ratio. As soon as practicable after the effective date of the Reverse Split, stockholders of record on the record date for the implemented Reverse Split would receive a letter from our transfer agent asking them to return the outstanding certificates representing our pre-split shares, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of our common stock would be sent to each of our stockholders. We will bear the costs of the issuance of the new stock certificates.

PROXY STATEMENT | 9

Effects of the Reverse Split

If the Reverse Split is approved by the stockholders and implemented by the board, the principal effect will be to proportionately decrease the number of outstanding shares of common stock based on the split ratio. Shares of our common stock are currently registered under Section 12(b) of the Exchange Act and the Company is thus subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of our common stock with the SEC or Nasdaq, where the common stock is traded. Following the Reverse Split, our common stock would continue to be listed on Nasdaq, assuming the Company’s compliance with the other continued listing standards of Nasdaq, although the shares will receive a new CUSIP number.

Proportionate voting rights and other rights of the holders of shares of our common stock will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares immediately prior to the effectiveness of the Reverse Split will generally continue to hold 2% of the voting power of the outstanding common stock after the Reverse Split. The number of stockholders of record will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. If approved and implemented, the Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits to the Company of the Reverse Split.

The table, which does not take into account the board’s authority to effect a reverse stock split without stockholder approval if the reduction in the number of issued and outstanding shares of common stock is coupled with a corresponding decrease in the number of authorized shares of common stock, below illustrates the number of shares of common stock authorized for issuance following the Reverse Split, the approximate number of shares of common stock that would remain outstanding following the Reverse Split, and the number of unreserved shares of common stock available for future issuance following the Reverse Split. The information in the following table is based on 516,328 shares of common stock issued and outstanding as of June 19, 2026 (including 171,204 common shares held in abeyance) and 499,483,672 shares reserved for future issuance as of such date.

Proposed Ratio	Number of Shares of Common Stock Authorized	Approximate Number of Shares of Common Stock Outstanding	Approximate Number of Unreserved Shares of Common Stock Available for Future Issuance
1-for-2(1)	500,000,000	258,164	499,741,836
1-for-200(1)	500,000,000	2,582	499,997,418

(1)	All share numbers are rounded up to the nearest whole share but otherwise do not reflect the potential effect of rounding up for fractional shares that may result from the Reverse Split, which is subject to the Board’s discretion to instead pay cash in lieu of any fractional shares.

As reflected in the table above, the number of authorized shares of our common stock will not be reduced by the Reverse Split. Accordingly, the Reverse Split will have the effect of creating additional unissued and unreserved shares of our common stock. We have no current arrangements or understandings providing for the issuance of any of the additional authorized and unreserved shares of our common stock that would be available as a result of the proposed Reverse Split. However, these additional shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable Nasdaq listing rules), including, among other things: (i) raising capital necessary to fund our future operations, (ii) providing equity incentives to our employees, officers, directors and consultants, (iii) entering into collaborations and other strategic relationships and (iv) expanding our business through the acquisition of other businesses or products.

PROXY STATEMENT | 10

Effect of the Reverse Stock Split on the Company’s Equity Incentive Plan, Warrants and Convertible or Exchangeable Securities

Based upon the split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Split as was the case immediately preceding such split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the ratio determined by the Board, subject to our treatment of fractional shares.

Amended and Restated 2021 Omnibus Incentive Plan: The number of shares available under the Company’s Amended and Restated 2021 Omnibus Incentive Plan will not be adjusted in connection with the Reverse Split. Accordingly, following the effective time of the Reverse Split, there will be an increase in the number of available shares of our common stock available for future awards. Additional shares of common stock, if issued in connection with an equity award, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders.

Accounting Matters

The amendment to the Company’s Articles of Incorporation will not affect the par value of our common stock per share, which will remain $0.00001 par value per share. As a result, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split.

Effective Date

The Reverse Split would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the office of the Secretary of State of the State of Nevada or at such later date as is specified in such filing. On the effective date, shares of common stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the ratio determined by the Board within the limits set forth in this proposal.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of common stock following the implementation of the Reverse Split, the board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act and the implementation of the proposed Reverse Split will not cause the Company to go private.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Rather, either (i) fractional shares that would be created as a result of the Reverse Split will be rounded upward to the nearest whole share, or (ii) stockholders will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the common stock as reported on the Nasdaq on the last trading day before the effective date of the Reverse Split (as adjusted to give effect to the Reverse Split), with such determination regarding the treatment of fractional shares to be made by the Board in its sole discretion prior to effecting the Reverse Split. The ownership of a fractional share will not give a stockholder any voting, dividend or other right except, to the extent the Board decides to pay cash in lieu of fractional shares, the right to receive the cash payment therefor. If a stockholder is entitled to a cash payment in lieu of any fractional share, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the Reverse Split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received such cash payment. To the extent the Board decides to round up fractional shares, share interests issued due to rounding will be given solely to save the expense and inconvenience of issuing fractional shares of common stock and will not represent separately bargained for consideration.

PROXY STATEMENT | 11

Book-Entry Shares

If the Reverse Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical share certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split.

Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Certificated Shares

If the Reverse Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical share certificates) will receive a transmittal letter from the Company’s transfer agent promptly after the effectiveness of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-split shares for a statement of holding.

Beginning after the effectiveness of the Reverse Split, each certificate representing shares of our pre-split common stock will be deemed for all corporate purposes to evidence ownership of post-split common stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Possible Effects of Additional Issuances of Common Stock and History of Prior Reverse Splits

Following the effective time of the Reverse Split, there will be an increase in the number of authorized but unissued shares of our common stock. Under the Nevada Revised Statutes (the “NRS”), the Board can issue additional shares of common stock without further vote of our stockholders except as may be required in particular cases by our Articles of Incorporation, the NRS or other applicable law, regulatory agencies or Nasdaq Listing Rules. Stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in the Company.

Additional shares of common stock, if issued, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders. The issuance of such additional shares of common stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company does not intend to pay any cash dividends on its common stock in the foreseeable future. In addition, the issuance of such additional shares of common stock, by reducing the percentage of equity of the Company owned by present stockholders, would reduce such present stockholders’ ability to influence the election of directors or any other action taken by the holders of common stock.

In the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares of common stock to frustrate persons seeking to take over or otherwise gain control of our Company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Company’s bylaws or Articles of Incorporation would not receive the requisite vote. Such uses of the common stock could render more difficult, or discourage, an attempt to acquire control of the Company if such transactions were opposed by the Board. A result of the anti-takeover effect of the increase in the number of authorized shares of common stock could be that stockholders would be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our Company. The Company is not aware of any party’s interest in or efforts to engage in a hostile takeover attempt as of the date of this Proxy Statement.

PROXY STATEMENT | 12

The Company effected a 1-for-15 reverse stock split of the Company’s issued and outstanding shares of common stock on July 5, 2023, effected a 1-for-16 reverse stock split on April 2, 2024, effected a 1-for-135 reverse stock split on December 17, 2024 effected a 1-for-23 reverse stock split on June 20, 2025, effected a 1-for-15 reverse stock split on January 26, 2026, and effected a 1-for-20 reverse stock split on June 12, 2026. The Company effected these reverse stock splits for the purpose of complying with Nasdaq Listing Rule 5550(a)(2).

Certain Material U.S. Federal Income Tax Consequences of a Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder who holds the shares as a capital asset. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of common stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder who may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities who elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of common stock in connection with employment or other performance of services; (10) dealers and other stockholders who do not own their shares of common stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Split.

Tax Consequences to the Company — We believe that the Reverse Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Split. In addition, we do not expect the Reverse Split to affect our ability to utilize our net operating loss carryforwards.

PROXY STATEMENT | 13

Tax Consequences to Stockholders — Stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split, except to the extent of any cash received in lieu of a fractional share of common stock (which fractional share will be treated as received and then exchanged for cash), to the extent the Board decides to pay cash in lieu of any fractional shares. Each stockholder’s aggregate tax basis in the common stock received in the Reverse Split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the common stock exchanged in the Reverse Split. In addition, each stockholder’s holding period for the common stock it receives in the Reverse Split should include the stockholder’s holding period for the common stock exchanged in the Reverse Split.

In general, a stockholder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of the Company. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Right of Dissent or Appraisal

Under NRS 92A.300 to 92A.500, inclusive, under certain circumstances, stockholders of a Nevada corporation may be entitled to dissent and demand payment of the fair value of such stockholder’s shares in the event of certain corporate actions, including reverse stock splits of a class or series held without correspondingly decreasing the number of authorized shares of the same class or series if money will be paid or scrip will be issued to stockholders who in the aggregate hold one percent or more of the outstanding shares of the affected class or series, and would otherwise be entitled to receive a fraction of a share in the exchange of their outstanding shares.

However, there is no such right of dissent for holders of a class or series of stock that is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act. The Company’s common stock is listed on the Nasdaq Capital Market, a national securities exchange, making it a “covered security” within the meaning of Section 18(b)(1)(A) of the Securities Act. Therefore, the holders of common stock will not have the right under the NRS to dissent from, or demand payment for their shares in connection with, Proposal 1, and we will not independently provide our stockholders with such a right.

Our Board of Directors recommends that the stockholders vote “FOR” Proposal 1 to approve an amendment to the Articles of Incorporation to effect the Reverse Split.

PROXY STATEMENT | 14

Proposal TWO:

APPROVAL OF THE ISSUANCE OF the INDUCEMENT WARRANTS

The board of directors has approved and recommends to the stockholders a proposal to approve the issuance of the Inducement Warrants and the shares issuable upon exercise of the Inducement Warrants pursuant to Rule 5635(d) of the Nasdaq Stock Market for the potential issuance of more than 19.99% of our outstanding common stock at below the Minimum Price under Nasdaq rules.

General

As previously disclosed on a current report on Form 8-K filed with SEC on June 9, 2026, we commenced a warrant inducement offering (the “Warrant Inducement”) with the holders of certain outstanding warrants to purchase shares of common stock (collectively, the “Existing Warrants”). The Company offered the holders of the Existing Warrants an inducement period whereby the Company agreed to issue new warrants with an initial exercise price of $71.40 (later adjusted to $6.32, as described below) (the “Inducement Warrants”) to purchase up to a number of shares of common stock equal to 100% of the number of shares of common stock issued pursuant to the exercise by the holders of the Existing Warrants, for cash, at a reduced exercise price equal to $9.252. A copy of the Inducement Letter and the Form of Inducement Warrant are attached as exhibits to the Company’s Form 8-K filed with the SEC on June 9, 2026 (as amended). The Inducement Warrants are exercisable following the receipt of stockholder approval and expire on the date that is five (5) years thereafter.

The exercise price of the Inducement Warrants is subject to adjustment in certain circumstances, including upon any subsequent equity sales at a price per share lower than the then effective exercise price of such warrants, then such exercise price shall be lowered to such price at which the shares were offered. Additionally, if at any time on or after the date of issuance there occurs a stock split, stock dividend, stock combination, recapitalization or other similar transaction involving our common stock, the number of shares issuable and exercise price will be proportionally adjusted. In addition, the Inducement Warrants had a one time special adjustment in the event of a reverse stock split, which occurred on June 12, 2026.

As a result of the reverse stock split on June 12, 2026, the Inducement Warrants adjusted to 3,019,586 of common stock issuable at an exercise price equal to $6.32. In no event will the number of shares of common stock issuable upon exercise of the Inducement Warrants increase (absent a pro rata adjustment in the event of a stock split), but the exercise price is subject to further adjustment in the event of future equity sales, as follows:

Section 3(b) Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised provided; however that the foregoing shall not apply to an “at-the-market” offering program or similar offering facility unless and until the Company actually sells shares under such program at a price per share less than the Exercise Price then in effect.

A full copy of the Form of Inducement Warrant is attached as Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on June 9, 2026, which is incorporated herein by reference.

Reasons for Stockholder Approval

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII,” and we are subject to the Nasdaq listing standards and rules. Under Rule 5635(d) of the Nasdaq Stock Market, stockholder approval is required in connection with a transaction, other than a public offering, at a price below the Minimum Price (as defined under Nasdaq rules) involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. As described above, the Inducement Warrants could result in the potential issuance of more than 19.99% of our outstanding common stock at below the Minimum Price. As a result of the reverse stock split on June 12, 2026, currently, the Inducement Warrants provide for the issuance of up to 3,019,586 shares of common stock at an exercise price equal to $6.32, subject to adjustment as set forth above. As of June 12, 2026, we had 516,328 shares of common stock outstanding (including 171,205 shares held in abeyance).

Possible Effects of the Proposal

If the stockholders do not approve this Proposal 2, then the Inducement Warrants will not become exercisable and we are obligated to have a stockholder meeting every 90 days thereafter until we get stockholder approval. Additionally, the failure to obtain stockholder approval may discourage future investors from engaging in future financings with us. If these consequences occur, we may have difficulty finding alternative sources of capital to fund our operations in the future on terms favorable to us or at all. We can provide no assurance that we would be successful in raising funds pursuant to additional equity or debt financings. If approved, the Inducement Warrants will be dilutive to current stockholders.

Our Board of Directors recommends that the stockholders vote “FOR” Proposal 2 to approve the issuance of the Inducement Warrants and the shares issuable upon exercise of the Inducement Warrants.

PROXY STATEMENT | 15

PROPOSAL Three:

APPROVAL OF A POTENTIAL FUTURE OFFERING OF NEW PREFERRED STOCK AND WARRANTS

The board of directors has recommended to the stockholders a proposal to approve a potential future offering of up to $20 million of a new class of convertible preferred stock (the “New Preferred Stock”) and warrants (the “New Warrants”) pursuant to Rule 5635(d) of the Nasdaq Stock Market for the potential issuance of more than 19.99% of our outstanding common stock at below the Minimum Price under Nasdaq rules.

General

We are seeking approval for a potential future offering of New Preferred Stock and New Warrants under Nasdaq rules (the “Proposed Future Offering”). We would seek approval to raise up to $20 million of gross proceeds from the sale of New Preferred Stock and New Warrants to purchase up to $20 million in gross proceeds of our common stock on the terms below. The Proposed Future Offering must be completed on or before the date that is three months following the date of this Special Meeting of Stockholders, with substantially the same investors as the purchasers of the existing Series B Preferred Stock completed in March 2026 and will have the following terms:

Terms of Proposed New Preferred Stock

The Proposed Future Offering of New Preferred Stock will be substantially similar to the existing Series B Preferred Stock, as follows:

Number of Shares. The Company will file a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Nevada designating up to 20,000 shares out of the authorized but unissued shares of its preferred stock as New Preferred Stock with a stated value of $1,000 per share. The purchase price will be $1,000 per share.

Dividends. The holders of New Preferred Stock will be entitled to dividends when and as declared by the board of directors of the Company (the “Board”), from time to time, in its sole discretion, which dividends will be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms of the Certificate of Designations, in cash, in securities of the Corporation or using assets as determined by the Board on the stated value of such New Preferred Stock.

Voting Rights. The shares of New Preferred Stock have no voting rights, except to the extent required by the applicable law. As long as any shares of New Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of New Preferred Stock (a) alter or change the powers, preferences or rights given to the New Preferred Stock, (b) alter or amend the Certificate of Incorporation or the bylaws of the Company in such a manner so as to materially adversely affect any rights given to the New Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the New Preferred Stock, (d) increase the number of authorized shares of New Preferred Stock, or (e) enter into any agreement to do any of the foregoing.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the New Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to either (i) 100% of the stated value or (ii) the amount the holder would receive if the New Preferred Stock had been converted into Common Stock; in each instance, prior to and in preference to the Common Stock or any other series of preferred stock, but pari passu with the Series A Preferred Stock.

Conversion. The New Preferred Stock will be convertible into Common Stock at any time at a conversion price equal to the Nasdaq Minimum Price at the time an agreement is executed, subject to adjustment for certain anti-dilution provisions set forth in the Series B Certificate of Designation, subject to a floor price of 20% of the Nasdaq Minimum Price at the time an agreement is executed (the “Conversion Price”).

PROXY STATEMENT | 16

Conversion at the Option of the Holder. The New Preferred Stock will be convertible at the then-effective Conversion Price at the option of the holder at any time and from time to time.

Mandatory Conversion at the Option of the Company. If, at any time from and after issuance, (i) the closing price of the Common Stock equals or exceeds a certain percentage above the then Conversion Price for a number of consecutive trading days and (ii) the daily dollar trading volume for the Common Stock exceeds a per day dollar threshold during such period, the Company may require the holders to convert the New Preferred Stock into Common Stock at the Conversion Price.

Voluntary Adjustment. Subject to the rules and regulations of the Nasdaq Stock Market, the Company may at any time any shares of New Preferred Stock remain outstanding, with the prior written consent of the holders owning a majority of the shares of New Preferred Stock issued and outstanding on such date, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board, subject to the Floor Price.

Alternate Conversion. At a holder’s option, it may convert all, or any part of, the New Preferred Stock into shares of Common Stock at a Conversion Price equal to the higher of (i) 85% of the lowest daily VWAP in the twenty (20) trading days prior to the applicable conversion date, and (ii) the Floor Price .

Beneficial Ownership Limitation. The New Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights. Holders of New Preferred Stock will, as holders of New Preferred Stock, may be granted preemptive rights to purchase or subscribe for Common Stock or any of our other securities.

Redemption. At any time following a period of time after the issuance date, the Company may redeem all or a portion of the shares of New Preferred Stock outstanding by delivering notice days prior equal to a percentage above the Stated Value per share of New Preferred Stock being redeemed.

Negative Covenants. As long as any New Preferred Stock is outstanding, unless the holders of more than a percentage of the then outstanding shares of New Preferred Stock shall have otherwise given prior written consent, the Company cannot, subject to certain exceptions enter into, create, incur, assume, guarantee or suffer to exist a specified dollar threshold of indebtedness (as defined in the Certificate of Designations), which shall not be less than $100,000.

Trading Market. There will be no established trading market for any of the New Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the New Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the New Preferred Stock will be limited.

Use of Proceeds. We expect to use the proceeds for general corporate purposes, which may include redeeming the Series B preferred shares.

Terms of Proposed New Warrants

The Proposed Future Offering of New Preferred Stock will include New Warrants that are substantially similar to the existing warrants issued with the Series B Preferred Stock, as follows:

The New Warrants would be exercisable at an exercise price equal to the Nasdaq Minimum Price when a binding agreement is executed and would expire on the date that is five (5) years after issuance. The number of Warrants issued would equal the total subscription amount for the New Preferred Stock divided by the exercise price. The exercise price of the New Warrants would be subject to adjustment in certain circumstances, including upon any subsequent equity sales at a price per share lower than the then effective exercise price of such New Warrants, then such exercise price shall be lowered to such price at which the shares were offered.

PROXY STATEMENT | 17

A holder of New Warrants will have the right to exercise the common warrants on a “cashless” basis if there is no effective registration statement registering the resale of the warrant shares. Subject to limited exceptions, a holder of New Warrants will not have the right to exercise any portion of its New Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%. Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to us. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its New Warrants at the Black Scholes value. Except as otherwise provided in the New Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the New Warrants will not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their New Warrants.

Reasons for Stockholder Approval

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII,” and we are subject to the Nasdaq listing standards and rules. Under Rule 5635(d) of the Nasdaq Stock Market, stockholder approval is required in connection with a transaction, other than a public offering, at a price below the Minimum Price (as defined under Nasdaq rules) involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. The Proposed Future Offering could result in the potential issuance of more than 19.99% of our outstanding common stock at below the Minimum Price under Nasdaq rules without approval of our stockholders. The proposed use of proceeds would be for general corporate purposes.

Possible Effects of the Proposal

If the stockholders do not approve this Proposal 3, the failure to obtain stockholder approval may discourage future investors from engaging in future financings with us. If these consequences occur, we may have difficulty finding alternative sources of capital to fund our operations in the future on terms favorable to us or at all. If approved, the Proposed Future Offering will be dilutive to current stockholders. In addition, it is possible we complete both the Proposed Future Offering described in this Proposal 3 and the Proposed Offering described in Proposal 4.

Our Board of Directors recommends that the stockholders vote “FOR” Proposal 3 to approve the Potential Future Offering of Preferred Stock and Warrants.

PROXY STATEMENT | 18

PROPOSAL FOUR:

APPROVAL OF A POTENTIAL FUTURE OFFERING OF COMMON STOCK AND WARRANTS

The board of directors has recommended to the stockholders a proposal to approve a potential future offering of up to $10 million of shares of common stock (with the number of shares not to exceed $10 million divided by the Nasdaq Minimum Price on the date a binding agreement is signed) and one warrant for each share of common stock purchased (the “Offering Warrants”) pursuant to Rule 5635(d) of the Nasdaq Stock Market for the potential issuance of more than 19.99% of our outstanding common stock at below the Minimum Price under Nasdaq rules.

General

We are seeking approval for a potential future offering of shares of common stock and accompanying warrants under Nasdaq rules (the “Proposed Offering”). We would seek approval to raise up to $10 million of gross proceeds from the sale of common stock (or pre-funded warrants in lieu of shares of common stock) and one accompanying Offering Warrant for each share of common stock purchased exercisable for an aggregate of $10 million of shares of common stock. The Proposed Offering must be completed on or before the date that is three months following the date of this Special Meeting of Stockholders, with substantially the same investors as the Warrant Inducement offering described in Proposal 2 and will have the following terms:

Terms of Proposed Offering

The Proposed Offering will consist of up to an aggregate of $10 million of shares of our common stock, with each share of common stock to be offered at not less than the Nasdaq Minimum Price on the date of signing a stock purchase agreement with investors. For each share of common stock purchased, the purchaser will receive one Offering Warrant, as described below, to purchase an additional $10 million (aggregate) of shares of common stock. At the option of the purchaser, the purchaser may purchase pre-funded warrants in lieu of shares of common stock.

The Proposed Offering will be completed by entering into a Securities Purchase Agreement with the purchasers. The Securities Purchase Agreement will provide that, subject to certain exceptions, until not more than 60 days after the closing of the Proposed Offering, neither the Company nor any of its subsidiaries will issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents. The Securities Purchase Agreement will also provide that the investors in the offering have a right of participation in future equity or equity linked offerings by the Company for a period of time not to exceed 9 months. The Securities Purchase Agreement will also provide that, subject to certain exceptions, for a period not to exceed 6 months following the closing of the offering, the Company will be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a variable rate transaction, which generally includes any transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price or exchange rate that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock or (ii) enters into any agreement, whereby the Company may issue securities at a future determined price, but excluding the current at the market offering program and similar programs.

The proceeds from the Proposed Offering are expected to be used for general corporate purposes.

The Offering Warrants would be immediately exercisable at an exercise price equal to or greater than the Nasdaq Minimum Price when a binding agreement is executed and would expire on the date that is five (5) years after issuance. The number of Offering Warrants issued would equal the number of shares of common stock purchased and would be exercisable for a number of shares of common stock equal to the gross proceeds from the Proposed Offering divided by the exercise price. The exercise price of the Offering Warrants would be subject to adjustment in certain circumstances, including upon any subsequent equity sales at a price per share lower than the then effective exercise price of such Offering Warrants, then such exercise price shall be lowered to such price at which the shares were offered.

A holder of Offering Warrants will have the right to exercise the common warrants on a “cashless” basis if there is no effective registration statement registering the issuance or resale of the warrant shares. Subject to limited exceptions, a holder of Offering Warrants will not have the right to exercise any portion of its Offering Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%. Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to us. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Offering Warrants at the Black Scholes value. Except as otherwise provided in the Offering Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Offering Warrants will not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Offering Warrants.

Reasons for Stockholder Approval

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII,” and we are subject to the Nasdaq listing standards and rules. Under Rule 5635(d) of the Nasdaq Stock Market, stockholder approval is required in connection with a transaction, other than a public offering, at a price below the Minimum Price (as defined under Nasdaq rules) involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. The Proposed Offering could result in the potential issuance of more than 19.99% of our outstanding common stock at below the Minimum Price under Nasdaq rules without approval of our stockholders.

Possible Effects of the Proposal

If the stockholders do not approve this Proposal 4, the failure to obtain stockholder approval may discourage future investors from engaging in future financings with us. If these consequences occur, we may have difficulty finding alternative sources of capital to fund our operations in the future on terms favorable to us or at all. If approved, the Proposed Offering will be dilutive to current stockholders. In addition, it is possible we complete both the Proposed Offering described in this Proposal 4 and the Proposed Future Offering described in Proposal 3.

Our Board of Directors recommends that the stockholders vote “FOR” Proposal 4 to approve the Potential Offering of Common Stock and Warrants.

PROXY STATEMENT | 19

Proposal FIVE:

The adjournment of the meeting, if necessary or advisable, to solicit additional proxies in favor of Proposals 1, 2, 3 OR 4.

We are asking our stockholders to authorize us to adjourn the Special Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event there are not sufficient votes to approve Proposals 1, 2, 3 or 4 described in this proxy statement at the Special Meeting. If our stockholders approve this proposal, we could adjourn the Special Meeting to solicit additional proxies and/or to seek to convince stockholders to change their votes in favor of such proposals.

If it is necessary or advisable to adjourn the Special Meeting, no notice of any adjournment of less than thirty (30) days is required to be given if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Our Board of Directors recommends that the stockholders vote “FOR” Proposal 5, the adjournment of the meeting, if necessary or advisable, to solicit additional proxies in the event there are not sufficient votes to approve

Proposals 1, 2, 3 or 4.

PROXY STATEMENT | 20

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of June 19, 2026, by

(i)	each person who, to our knowledge, owns more than 5% of our common stock,

(ii)	each of our current directors and executive officers, and

(iii)	all our current directors and executive officers as a group.

Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of June 19, 2026 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The address of named beneficial owners that are officers and/or directors of the Company is: c/o 22nd Century Group, Inc., 321 Farmington Road, Mocksville, North Carolina. 27028. The following table is based upon information supplied by officers and directors, and with respect to 5% or greater stockholders who are not officers or directors, information filed with the SEC.

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned (1)
5% + Beneficial Stockholders
Anson Funds Management LP (2)	34,564	9.99%

Management and Directors:
Lawrence D. Firestone (3)	1	*
Daniel A. Otto (4)	1	*
Jonathan Staffeldt (4)	1	*
Robert Manfredonia (5)	1	*
Scott Marion (5)	1	*
Andrew Arno (6)	1	*
Lucille Salhany (7)	1	*
David Keys (8)	1	*
All directors and executive officers as a group (8 persons) (3) - (8)	8	*

(1)	Based on 516,328 shares of common stock issued and outstanding, including 171,204 shares of common stock held in abeyance, as of June 19, 2026.

(2)	Anson Funds Management LP (d/b/a Anson Funds), a Texas limited partnership, Anson Management GP LLC, a Texas limited liability company, Mr. Tony Moore, the principal of Anson Funds Management LP and Anson Management GP LLC, Anson Advisors Inc., an Ontario, Canada corporation, Mr. Amin Nathoo, a director of Anson Advisors Inc., and Mr. Moez Kassam, a director of Anson Advisors Inc.. Ownership relates to a private fund to which Anson Funds Management LP and Anson Advisors Inc. serve as co-investment advisors (the “Fund”). Anson Funds Management LP and Anson Advisors Inc. serve as co-investment advisors to the Fund and may direct the vote and disposition of the shares of Common Stock held by the Fund. As the general partner of Anson Funds Management LP, Anson Management GP LLC may direct the vote and disposition of the shares of Common Stock held by the Fund. As the principal of Anson Fund Management LP and Anson Management GP LLC, Mr. Moore may direct the vote and disposition of the shares of Common Stock held by the Fund. As directors of Anson Advisors Inc., Mr. Nathoo and Mr. Kassam may each direct the vote and disposition of the shares of Common Stock held by the Fund. Business address is 16000 Dallas Parkway, Suite 800, Dallas, Texas 75248

(3)	227 restricted stock units and 683 options to purchase common shares are not included in the number of beneficially owned shares because they do not vest within 60 days of June 19, 2026.

(4)	127 restricted stock units and 380 options to purchase common shares are not included in the number of beneficially owned shares because they do not vest within 60 days of June 19, 2026.

(5)	112 restricted stock units and 332 options to purchase common shares are not included in the number of beneficially owned shares because they do not vest within 60 days of June 19, 2026.

(6)	58 restricted stock units and 175 options to purchase common shares are not included in the number of beneficially owned shares because they do not vest within 60 days of June 19, 2026.

(7)	37 restricted stock units and 113 options to purchase common shares are not included in the number of beneficially owned shares because they do not vest within 60 days of June 19, 2026.

(8)	42 restricted stock units and 148 options to purchase common shares are not included in the number of beneficially owned shares because they do not vest within 60 days of June 19, 2026.

PROXY STATEMENT | 21

Stockholder Proposals and Communications with the Board of Directors

Our amended and restated bylaws provide that, for matters to be properly brought before an Annual Meeting, business must be either (i) specified in the notice of Annual Meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the Annual Meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the Annual Meeting by a stockholder.

Stockholder proposals intended for inclusion in our proxy statement relating to the next Annual Meeting in 2027 must be received by us no later than February 1, 2027. Any such proposal must comply with Rule 14a 8 of Regulation 14A of the proxy rules of the SEC.

Notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a 8 also will be considered untimely if received at our principal executive offices other than during the time period set forth below and will not be placed on the agenda for the meeting. In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us.

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Chief Executive Officer of 22nd Century Group, Inc., 321 Farmington Road, Mocksville NC 27028. The Chief Executive Officer will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that are frivolous in nature, relates to routine business matters or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Other Matters

The Board knows of no matter to be brought before the Special Meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the Special Meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

PROXY STATEMENT | 22

APPENDIX A

CERTIFICATE OF AMENDMENT

(Reverse Split)

Pursuant to the requirements of NRS 78.2055, the board of directors of 22nd Century Group, Inc. (the “Corporation”) proposed and recommended to the stockholders a recommendation to decrease, on a 1-for-[      ] basis, the number of issued and outstanding shares of Common Stock, $0.00001 par value per share, of the Corporation, without any adjustment to the par value per share and without any reduction in the authorized number of shares of Common Stock, and the proposal was approved by the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as is otherwise required by the provisions of the Articles of Incorporation.

ARTICLE IV

CAPITAL STOCK

The Restated Articles of Incorporation are hereby amended by adding the following as a new paragraph to the end of section 4.1:

“Upon the effectiveness of the filing (the “Effective Time”) of the Amendment of Restated Articles of Incorporation pursuant to the Chapter 78 of the NRS, each [       ] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock automatically and without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue to any holder a fractional share of Common Stock on account of the Reverse Stock Split. [Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock. Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and do not represent separately bargained for consideration.][The Corporation shall, in lieu of such fractional share, pay to the holder a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the Nasdaq Capital Market on the last trading day before the Effective Time (as adjusted to give effect to the Reverse Stock Split).] Until surrendered, each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall only represent the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificate were combined into as a result of the Reverse Stock Split.”

22nd Century Group, Inc.

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O 22ND CENTURY GROUP, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 4, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and special reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 4, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T01487-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

22ND CENTURY GROUP, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

T01488-TBD

22ND CENTURY GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
AUGUST 5, 2026

The stockholder(s) hereby appoint(s) Lawrence D. Firestone and Jonathan Staffeldt or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of 22ND CENTURY GROUP, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., EST on Wednesday, August 5, 2026, at [TBD], and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side